U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                        COMMISSION FILE NUMBER 000-49756
                                               ---------

(CHECK  ONE):
[ ]  FORM  10-K  AND  FORM  10-KSB    [ ]  FORM  11-K
[ ]  FORM  20-F   [X]  FORM  10-Q  AND  FORM  10-QSB   [ ]  FORM  N-SAR

     FOR  PERIOD  ENDED:      JUNE  30,  2005
                        ---------------------

[ ]  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
[ ]  TRANSITION  REPORT  ON  FORM  20-F
[ ]  TRANSITION  REPORT  ON  FORM  11-K
[ ]  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
[ ]  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:

     READ  ATTACHED  INSTRUCTION  SHEET  BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
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                                     PART I
                             REGISTRANT INFORMATION
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FULL  NAME  OF  REGISTRANT               THE  WORLD  GOLF  LEAGUE,  INC.
                                         -------------------------------

FORMER  NAME  IF  APPLICABLE

ADDRESS  OF  PRINCIPAL  EXECUTIVE

 OFFICES (STREET AND NUMBER)             2139 STATE ROAD 434, SUITE 101
                                         ------------------------------

CITY,  STATE  AND  ZIP  CODE             LONGWOOD,  FLORIDA  32779
                                         -------------------------
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                                    PART II
                             RULE 12B-25(B) AND (C)
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     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25 (B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK APPROPRIATE BOX)

/X/       (A)  THE  REASONS  DESCRIBED  IN  REASONABLE  DETAIL  IN  PART  III OF
               THIS  FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR
               EXPENSE;

/X/       (B)  THE  SUBJECT  ANNUAL  REPORT,  SEMI-ANNUAL  REPORT,  TRANSITION
               REPORT ON FORM 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION
               THEREOF  WILL  BE  FILED  ON  OR  BEFORE  THE  15TH  CALENDAR DAY
               FOLLOWING  THE  PRESCRIBED  DUE  DATE;  OR  THE SUBJECT QUARTERLY
               REPORT  OR  TRANSITION  REPORT  ON  FORM 10-Q, 10-QSB, OR PORTION
               THEREOF  WILL  BE  FILED  ON  OR  BEFORE  THE  FIFTH CALENDAR DAY
               FOLLOWING THE PRESCRIBED DUE DATE; AND

/ /       (C)  THE  ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT REQUIRED BY RULE
               12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

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                                    PART III
                                    NARRATIVE
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     STATE  BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K.
20-F, 10-Q, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

          The registrant has experienced delays in completing its financial statements for the quarter ended June 30, 2005 as the registrant's auditor has not had sufficient time to conduct a review. As a result, the registrant is delayed in filing its Form 10-QSB for the quarter ended June 30, 2005.


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                                    PART IV
                                OTHER INFORMATION
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(1)  NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
     NOTIFICATION

         MICHAEL  S.  PAGNANO           407                 331-6272
     ----------------------------    ----------        ------------------
               (NAME)               (AREA  CODE)      (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).

                                                               [X]  YES  [ ]  NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

                                                               [ ]  YES  [X]  NO

     IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.
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                          THE WORLD GOLF LEAGUE, INC.
                   ------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     HAS  CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED
                            HEREUNTO DULY AUTHORIZED.

DATE   AUGUST  15,  2005                       BY  /S/  MICHAEL  PAGNANO
      -------------------                          -------------------------
                                                   MICHAEL  PAGNANO,
                                                   CHIEF  EXECUTIVE  OFFICER

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                    ATTENTION

     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. THIS FORM IS REQUIRED BY RULE 12B-25 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.
2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF THE PUBLIC RECORD IN THE COMMISSION FILES.
3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.
4. AMENDMENTS TO THE NOTIFICATION MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.

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